EXHIBIT 10.2

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATION,

PREFERENCES

AND RIGHTS

OF

SERIES G CONVERTIBLE PREFERRED STOCK

OF

CRIMSON EXPLORATION INC.

Crimson Exploration Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby files this Certificate of Amendment to the Certificate of Designation, Preferences and Rights of Series G Convertible Preferred Stock of the Corporation filed on June 27, 2005 (such original filing, the “Certificate of Designation”) and certifies as follows:

1.         The Certificate of Designation is hereby amended in its entirety in the form of Exhibit A (the “Amended Certificate of Designation”).

2.         The Amended Certificate of Designation was (a) duly adopted in accordance with Sections 242 and 228 of the General Corporation Law of the State of Delaware (the “DGCL”), and (b) authorized by the affirmative written consent of the holders of over 50% of the then-outstanding shares of the Series G Convertible Preferred Stock, par value $0.01 per share, pursuant to Section 9 of the Certificate of Designation and pursuant to Section 242 of the DGCL.

3.	The Amended Certificate of Designation shall become effective upon its filing.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on this 8th day of December, 2009.

CRIMSON EXPLORATION INC.

By:	/s/ E. Joseph Grady
Name:	E. Joseph Grady
Title:	Senior Vice President & CFO

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EXHIBIT A

CRIMSON EXPLORATION INC.

CERTIFICATE OF DESIGNATION,

PREFERENCES AND RIGHTS

OF

SERIES G CONVERTIBLE

PREFERRED STOCK

________________________

Pursuant to Section 151 of the

Delaware General Corporation Law

________________________

Crimson Exploration Inc. (the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies that pursuant to the provisions of Section 151 of the Delaware General Corporation Law, its Board of Directors, by unanimous written consent dated June 24, 2005 duly adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

WHEREAS, the Board of Directors of the Company is authorized, within the limitations and restrictions stated in the Certificate of Incorporation, to fix by resolution or resolutions the designation of preferred stock and the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the Delaware General Corporation Law;

Series G Convertible Preferred Stock

WHEREAS, it is the desire of the Board of Directors of the Company, pursuant to its authority as aforesaid, to authorize and fix the terms of the preferred stock to be designated the Series G Convertible Preferred Stock (the “Series G Preferred Stock”), par value $0.01 per share, of the Company and the number of shares constituting such preferred stock;

NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized the Series G Preferred Stock on the terms and with the provisions herein set forth. . .:

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DESIGNATION, PREFERENCES AND RIGHTS

of

SERIES G CONVERTIBLE PREFERRED STOCK

of

CRIMSON EXPLORATION INC.

The relative rights, preferences, powers, qualifications, limitations and restrictions granted to or imposed upon the Series G Convertible Preferred Stock, or the holders thereof are as follows:

1.            Designation and Number of Shares. The designation of the Series of Preferred Stock authorized hereby shall be “Series G Convertible Preferred Stock” (“Series G Preferred Stock”) with a par value of $.01 per share. The number of shares of Series G Preferred Stock shall be 81,000.

2.	Dividends on Shares of Common Stock.

If the Board declares a dividend on the outstanding shares of Common Stock, par value $.001 per share (the “Common Stock”), except for a dividend (resulting in an adjustment to the Conversion Price under Section 6) payable in Common Stock or other securities or rights convertible into or entitling the holders thereof to receive, directly or indirectly, additional shares of Common Stock, such dividend will be declared and paid on each outstanding share of Series G Preferred Stock prior and in preference to any dividends declared and paid on the Common Stock, in an amount equal to the aggregate amount of the dividend to which such share of Series G Preferred Stock would have been entitled had such share been converted into shares of Common Stock pursuant to the provisions hereof as of the record date for the determination of holders of Common Stock entitled to receive such dividend (or if there is no such record date, on the date of payment of such dividend). Such dividends will be payable only when, as and if declared by the Board and will be noncumulative.

3.	Liquidation, Dissolution or Winding Up.

(a)       Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company (a “Liquidation”), the holders of record of shares of Series G Preferred Stock (the “Holders”) then outstanding will be entitled to be paid in cash out of the assets of the Company available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any Senior Stock, but before any payment may be made to the holders of shares of any Junior Stock, because of their ownership thereof, an amount equal to $500.00 per share of Series G Preferred Stock plus any accrued but unpaid dividends from the Original Issue Date (as defined) (the “Preferred Liquidation Preference”). Notwithstanding the foregoing, upon a Liquidation, a Holder will receive the amount, if greater than the amount set forth in the preceding sentence, such Holder would have received had such Holder converted such Holder’s Series G Preferred Stock into Common Stock immediately before a Liquidation. If upon a Liquidation, the Company’s remaining assets available for distribution to its stockholders are insufficient to pay the Holders the full amount of the Preferred Liquidation Preference, the Holders and holders of any Parity Stock will share ratably in

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any distribution of the Company’s remaining assets and funds in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. After the Holders have been paid the Preferred Liquidation Preference in full in cash, any remaining assets will be distributed pro rata among each holder of Junior Stock in accordance with the terms thereof.

“Senior Stock” means, collectively, any class or series of stock of the Company ranking on Liquidation and with respect to the payment of dividends prior and in preference to the Series G Preferred Stock.

“Junior Stock” means, collectively, Common Stock or any other shares of capital stock of the Company (including the Company’s (i) Series D Preferred Stock (“Series D Preferred Stock”), (ii) Cumulative Convertible Preferred Stock, Series E (“Series E Preferred Stock”), and (iii) Series H Convertible Preferred Stock (“Series H Preferred Stock”)) ranking on Liquidation and with respect to the payment of dividends junior and subordinate to the Series G Preferred Stock, Senior Stock and Parity Stock. Any other class or series of preferred stock of the Company authorized, designated or issued after this date, except as expressly set forth and provided in the resolution or resolutions of the Board providing for authorization, designation or issuance of shares of any such other class or series of preferred stock of the Company (subject to Section 10), shall be “Junior Stock.”

“Parity Stock” means, collectively, any class or series of stock ranking on Liquidation and with respect to payment of dividends on a parity with the Series G Preferred Stock.

4.	Dividends and Distributions

(a)       The Series G Preferred Stock shall rank (i) prior to the Junior Stock, (ii) on parity with the Parity Stock, and (iii) junior to the Senior Stock, with respect to dividends. The holders of shares of the Series G Preferred Stock shall be entitled to receive in cash, when, as and if declared by the Board, as legally available, cumulative dividends, from February 28, 2005, the date the Series G Convertible Preferred Stock, par value $.01 per share, of GulfWest Energy Inc., a Texas corporation (“GulfWest”), was originally issued as if the Series G Preferred Stock had been issued on such date (the “Original Issue Date”). The rate of dividends per share shall be expressed as a percentage of the Preferred Liquidation Preference in effect at the relevant time (“Dividend Rate”) and, subject to Section 7(e), shall be 8%per annum. Such dividends on shares of Series G Preferred Stock shall be cumulative from the Original Issue Date, whether or not in any period the Company or GulfWest shall be (or was) legally permitted to make the payment of such dividends and whether or not such dividends are (or were) declared, and shall be payable on a quarterly basis in cash on January 1, April 1, July 1 and October 1 in each year, except that if any such date is not a business day then such dividends shall be payable on the next succeeding business day (as applicable, each a “Dividend Payment Date”). All dividends on the Series G Preferred Stock shall accrue from the Original Issue Date as if such shares had been issued on that date, daily,

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whether or not there are or was (at the time such dividend accrues or becomes payable or at any other time) profits, surplus or other funds of the Company or GulfWest legally available for the payment of dividends. To the extent dividends are accrued but are not convertible under Section 6(a) because they pertain to a partial quarter, such dividends shall be paid in cash upon conversion of the applicable shares.

(b)       Notwithstanding provisions in Section 4(a) to the contrary, unless the Board so elects, dividends shall accrue from the Original Issue Date but shall not be paid (such unpaid dividends being “Deferred Dividends”) until the dividend owing on April 1, 2009 is required to be paid. “Accrued and unpaid dividends” in all instances in this Certificate of Designation shall include Deferred Dividends. Beginning with the dividend required to be paid in cash on April 1, 2009, the Company shall pay dividends in cash to the holders of the Series G Preferred Stock in accordance with Section 4(a). Accrued and unpaid Deferred Dividends shall be paid on the date of payment of the Preferred Liquidation Preference under Section 3 or, at the Company’s option, with the consent of the Holders affected, at any time.

(c)       Dividends shall be calculated on the basis of the time elapsed from and including the Original Issue Date to and including the Dividend Payment Date or on any final distribution date relating to conversion or redemption or to a dissolution, liquidation or winding up of the Company. Dividends payable on the shares of Series G Preferred Stock for any period of less than a full calendar year shall be prorated for the partial year on the basis of a 360-day year of 12 30-day months.

(d)       Dividends payable on each Dividend Payment Date shall be paid to record holders of the shares of Series G Preferred Stock as they appear on the books of the Company at the close of business on the tenth business day immediately preceding the respective Dividend Payment Date or on such other record date as may be fixed by the Board in advance of a Dividend Payment Date, provided that no such record date shall be less than ten nor more than 60 calendar days preceding such Dividend Payment Date. Dividends in arrears may be declared and paid at any time to holders of record on a date not more than 60 days preceding the payment date as may be fixed by the Board. Dividends paid on shares of Series G Preferred Stock in an amount less than the total amount of such dividends at the time payable shall be allocated pro rata on a share by share basis among all shares outstanding.

5.	Voting.

(a)       Except to the extent specifically provided herein or required by applicable law, the holders of shares of Series G Preferred Stock and the holders of Common Stock will vote together on all matters as to which the approval of the stockholders may be required, except for the election of directors, which shall be covered by Section 5(b). The holders of the shares of Series G Preferred Stock will vote on an as-converted basis, and with respect to such vote, will have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock. Fractional votes will not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series G Preferred Stock held by each Holder

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could be converted) will be rounded to the nearest whole number (with one-half being rounded upward).

(b)       The Holders, voting separately as a single class, shall have (A) the right to elect that number of directors to the Board of Directors that constitutes a majority of the members of the Board of Directors (the “Preferred Directors”), or (B) if a majority of the Holders notify the Company in writing that they have determined to waive their right to elect all or any Preferred Directors, the right, during the effectiveness of such waiver, to designate one observer to the Board of Directors (the “Preferred Board Observer”), who, subject to the execution and delivery of a confidentiality agreement to the Company (in form and substance satisfactory to the Company), may attend meetings of the Board of Directors and receive any materials distributed to the Board of Directors in connection with such meetings. Holders of a majority of the Series G Preferred Stock may decrease (or if previously decreased, increase) the number of directors they desire to elect at any time.

(c)       For purposes of electing the Preferred Directors, a majority of the then-existing Preferred Directors or, if there are no Preferred Directors, Holders of a majority of the Series G Preferred Stock may nominate the nominees for election as the Preferred Directors. For purposes of designating the Preferred Board Observer, if any, or any replacement thereof, Holders of a majority of the Series G Preferred Stock may designate the Preferred Board Observer.

(d)       At any meeting having as a purpose the election of the Preferred Directors, the presence, in person or by proxy, of Holders of a majority of the Series G Preferred Stock shall be required and be sufficient to constitute a quorum of such class or classes for the election of any directors by such Holders. Holders of a majority of the Series G Preferred Stock may elect the Preferred Directors by vote or written consent in accordance with the Delaware General Corporation Law.

(e)       Any vacancy in the office of a Preferred Director may be filled by Holders of a majority of the Series G Preferred Stock. A Preferred Director may be removed, with or without cause, by vote or by written consent, in each case in accordance with the Delaware General Corporation Law by Holders of a majority of the Series G Preferred Stock. Any Preferred Director elected to fill a vacancy shall serve the same remaining term as that of his or her predecessor, subject, however, to prior death, resignation, retirement, disqualification, or removal from office.

6.	Optional Conversion.

(a)       Right to Convert. Each share of Series G Preferred Stock is convertible, at the Holder’s option, at any time and from time to time, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Preferred Liquidation Preference (excluding dividends (other than Deferred Dividends accrued before the most recent Dividend Payment Date) accrued since the most recent Dividend Payment Date) by the Conversion Price (as defined) in effect at the time of conversion. The conversion price (as adjusted pursuant hereto, the “Conversion Price”) will be $9.00.

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Upon a Liquidation, the conversion rights provided in this Section 6 will terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on Liquidation to the Holders.

(b)       Fractional Shares. No fractional shares of Common Stock will be issued upon conversion of the Series G Preferred Stock. In lieu of fractional shares, the Company will pay to the holder an amount in cash equal to such fraction multiplied by the fair market value of one share of the Common Stock at the time of such conversion.

(c)	Mechanics of Conversion.

(i)        To convert shares of Series G Preferred Stock into shares of Common Stock pursuant to the optional conversion rights provided herein, the Holder will surrender the certificate or certificates for such shares of Series G Preferred Stock at the office of the transfer agent (or at the principal office of the Company if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares represented by such certificate or certificates. Such notice will state such Holder’s name or the names of the nominees in which such Holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Company, certificates surrendered for conversion will be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the Holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and such notice by the transfer agent or the Company, as the case may be, will be the conversion date (“Conversion Date”). The Company will, as soon as practicable after the Conversion Date, issue and deliver at such office to such Holder, or to such Holder’s nominees, a certificate or certificates for the number of shares of Common Stock to which such Holder is entitled, together with cash in lieu of any fraction of a share. Such conversion will be deemed to have been made immediately before the close of business on the Conversion Date, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion will be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. Without limiting Section 7, if the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”), the conversion may, at the option of any Holder, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event each person or entity entitled to receive Common Stock upon conversion of such Series G Preferred Stock will not be deemed to have converted such Series G Preferred Stock until immediately before the closing of such sale of securities.

(ii)       If some, but not all of the shares of Series G Preferred Stock represented by a certificate or certificates surrendered by a Holder are converted, the Company or the transfer agent, as the case may be, will promptly execute and deliver to the Holder, at the Company’s expense, a new certificate representing the number of shares of Series G Preferred Stock that are not converted.

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(iii)	Intentionally omitted.

(iv)      All shares of Series G Preferred Stock, which have been surrendered for conversion as herein provided will no longer be deemed to be outstanding and all rights with respect to such shares will immediately cease and terminate on the Conversion Date, except only the right of the Holders thereof to receive shares of Common Stock, cash in lieu of fractional shares in exchange therefor and accrued, but unpaid dividends. Any shares of Series G Preferred Stock so converted will be deemed canceled and will not thereafter be issuable by the Company as Series G Preferred Stock, but will return to the status of authorized, but unissued shares of Preferred Stock of no designated series.

(d)       Adjustment for Stock Splits, Dividends, Distributions and Combinations. If, after the date of initial issuance of the Series G Preferred Stock, the Company fixes a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or Rights without payment of any consideration by such holder for the additional shares of Common Stock or Rights (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series G Preferred Stock will be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series will be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Rights with the number of shares issuable with respect to the Rights determined from time to time in the manner provided for deemed issuances herein. If, after the date of initial issuance of the Series G Preferred Stock, the Company combines the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately before the combination will be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of Series G Preferred Stock will be decreased in proportion to such decrease in outstanding shares. Any adjustments under this paragraph will become effective at the close of business on the date the subdivision or combination becomes effective.

(e)       Adjustment for Breaches of Covenants, Representations and Warranties. If the Indemnified Parties (as defined in the Subscription Agreement (as amended from time to time, the “Subscription Agreement”), dated the Original Issue Date, between OCM GW Holdings, LLC, a Delaware limited liability company (“Holdings”), and GulfWest) suffer Losses (as defined in the Subscription Agreement) of $3,000,000 or less in the aggregatebased upon, arising out of or otherwise in respect of any breaches of the covenants, representations or warranties of GulfWest (or successor) under the Subscription Agreement or Shareholders Rights Agreement, dated the Original Issue Date, between Holdings and GulfWest (as amended from time to time, the “Shareholders Rights Agreement” and, collectively with the Subscription Agreement, the “Transaction Documents”), then each time such a Loss is incurred the Conversion Price in effect

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immediately before such breach shall be decreased by multiplying such Conversion Price by a fraction (not to be greater than 1):

(i)        the numerator of which shall be the greater of (a) the Fair Market Value per share of Common Stock minus the portion of Losses resulting from such breach applicable to one share of Common Stock (such Losses to be apportioned equally among all issued and outstanding shares of Common Stock and all shares of Common Stock issuable upon full exercise of Rights and the full conversion or exchange of Convertible Securities, that, in each case, have an exercise or conversion price less than the Conversion Price) and (b) 0.001; and

(ii)       the denominator of which shall be such Fair Market Value per share of Common Stock.

Any adjustment under this Section 6(e) shall become effective immediately before the opening of business on the day after the Company has written received notice that the Indemnified Parties intend to make a claim (the “Notice Date”) with respect to such breach. The rights hereunder are in addition to any other rights at law or in equity such Indemnified Party may have for such breach, under the Transaction Documents or otherwise. Notwithstanding the foregoing, to the extent the consideration transferred to the Indemnified Parties as a result of the adjustments described above is equal to the Indemnified Party’s Losses, no further claims may be made under the Transaction Documents with respect to such Losses.

Notwithstanding the foregoing, the applicable Conversion Price will not be reduced if the amount of such reduction would be an amount less than $0.001, but any such amount will be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, will aggregate $0.001 or more.

“Convertible Securities” means any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

“Fair Market Value” means, with respect to a share of Common Stock, (i) if such Common Stock is listed on a national securities exchange in the United States, the 20 consecutive trading day average of the daily average of the high and low sale prices per share of the Common Stock on such national securities exchange in the United States immediately preceding the Notice Date, as published by the Wall Street Journal or other reliable publication, (ii) if a public market exists for such shares of Common Stock but such shares are not listed on a national securities exchange in the United States, the 20 consecutive trading day average of the daily mean between the closing bid and asked quotations in the over-the-counter market for a share of such Common Stock in the United States immediately preceding the Notice Date, or (iii) if such Common Stock is not then listed on a national securities exchange and not traded in the over-the-counter market, the price per share of Common Stock determined in good faith by the Company’s Board.

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“Rights” means all rights issued by the Company to acquire Common Stock directly or indirectly by exercise of a warrant, option or similar call or conversion of any existing instruments, in either case for consideration fixed, in amount or by formula, as of the date of issuance.

(f)        Adjustment for Reorganization, Reclassification or Exchange. If the Common Stock issuable upon the conversion of the Series G Preferred Stock is changed into or exchanged for the same or a different number of shares of any class or classes of stock of the Company or another entity, whether by capital reorganization, merger, consolidation, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for in Section 6(d),or resulting in a Mandatory Redemption under Section 8), then and in each such event the Holders will have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such capital reorganization, merger, consolidation, reclassification, or other change by holders of the number of shares of Common Stock into which such shares of Series G Preferred Stock would have been converted immediately before such capital reorganization, merger, consolidation, reclassification, or change, all subject to further adjustment as provided herein.

(g)       No Impairment. The Company will not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate to protect the conversion rights of the holders of the Series G Preferred Stock against impairment.

(h)       Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Company at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder, if any, of Series G Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and will file a copy of such certificate with its corporate records. The Company will, upon the written request at any time of any holder of Series G Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (1) such adjustments and readjustments, (2) the Conversion Price then in effect, and (3) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series G Preferred Stock. Despite such adjustment or readjustment, the form of each or all Series G Preferred Stock certificates, if the same will reflect the initial or any subsequent conversion price, need not be changed for the adjustments or readjustments to be valued under the provisions of this Certificate of Designation, which will control.

7.	Mandatory Conversion.

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(a)       Automatic Conversion. Immediately prior to the closing of any underwritten public offering of Common Stock on or before April 30, 2010 pursuant to a registration statement filed with the Securities and Exchange Commission (a “Qualified Public Offering”), each share of Series G Preferred Stock then outstanding shall automatically convert, without further action by any person, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Preferred Liquidation Preference (including, notwithstanding anything in this Certificate of Designation to the contrary, dividends accrued and unpaid since the Original Issue Date to the date of the closing of such Qualified Public Offering and automatic conversion of the Series G Preferred Stock (the “Mandatory Conversion Date”)) by the Conversion Price in effect at the time of the closing of the Qualified Public Offering (an “Automatic Conversion”).

(b)       Adjustment for Offer Price. In addition to any adjustment effected under Section 6 or elsewhere in this Certificate of Designation at or prior to the automatic conversion of the Series G Preferred Stock (which adjustments shall in each case apply in the event of an automatic conversion pursuant to this Section 7), if the per share price at which the Common Stock is sold to the public in the Qualified Public Offering (the “Offer Price”) is less than the then current Conversion Price, then for purposes of any Automatic Conversion, the Conversion Price shall be decreased to equal that of the Offer Price at the closing of the Qualified Public Offering and shall be deemed to take effect concurrently with such Automatic Conversion; provided, however, that if the decrease in the Conversion Price under this Section 7(b) would cause the number of shares of Common Stock issuable in the Automatic Conversion to exceed the number of authorized and unissued shares of Common Stock available for issuance at the time of the Automatic Conversion, treating the number of shares of Common Stock issued or to be issued at the closing of the Qualified Public Offering as issued and outstanding for such purposes (the “Maximum Amount”), then the adjustment to the Conversion Price under this Section 7(b) shall be limited to the greatest possible adjustment to the Conversion Price that would not cause the number of shares of Common Stock issuable in the Automatic Conversion to exceed the Maximum Amount.

(c)       Notices. All Holders shall be given written notice of the Mandatory Conversion Date at least two business days before the expected Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Series G Preferred Stock. Promptly following receipt of such notice, each Holder shall surrender his or its certificate or certificates for all such shares to the Company at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such Holder is entitled pursuant hereto. On the Mandatory Conversion Date, all rights with respect to the Series G Preferred Stock so converted, including the rights, if any, to receive notices and vote, will terminate, except only the rights of the Holders thereof, upon surrender of their certificate or certificates therefor, to receive the number of shares of Common Stock into which such Series G Preferred Stock has been converted. If so required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered Holder or by his or its attorney duly authorized in writing. As soon as

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practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Series G Preferred Stock, the Company shall cause to be issued and delivered to such Holder, or on his or its written order, the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof .

(d)       Mechanics; Fractional Shares. All certificates evidencing shares of Series G Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and canceled and the shares of Series G Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Company may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized Series G Preferred Stock accordingly. No fractional shares of Common Stock will be issued upon conversion of the Series G Preferred Stock. In lieu of fractional shares, the Company will pay to the Holder an amount in cash equal to such fraction multiplied by the Fair Market Value of one share of the Common Stock at the time of such conversion or, if the Company elects or if such payment is prohibited by any agreement or instrument to which the Company is a party or by which it is bound, any fractional shares shall be rounded up to one whole share of Common Stock.

8.         Redemption. Subject to compliance with this Section 8, the Series G Preferred Stock is redeemable as follows:

(a)       After the fourth anniversary of the Original Issue Date, on the first occasion that the closing price, as published by the Wall Street Journal or other reliable publication, for a share of Common Stock on the principal national securities exchange in the United States on which the Common Stock is then listed (or, if the Common Stock is not then listed on a national securities exchange in the United States, the daily average of the closing bid and asked quotations in the over-the-counter market for a share of Common Stock in the United States) is greater than the then current Conversion Price on each trading day during a period of 30 consecutive trading days (a “Triggering Event”), the Company may, but shall not be obligated to, redeem all and only all of the issued and outstanding shares of Series G Preferred Stock (an “Optional Redemption”), at a price per share of Series G Preferred Stock paid in cash equal to the Preferred Liquidation Preference (the “Optional Redemption Price”); provided, however that if Company desires to redeem such Series G Preferred Stock pursuant hereto, the Redemption Notice (as defined) must be given no later than 60 days after the Triggering Event.

(b)       The Company will redeem all of the then outstanding shares of Series G Preferred Stock (i) on the effective date of any Change of Control, and (ii) upon the request of holders of at least a majority of the outstanding shares of Series G Preferred Stock (A) if the Company breaches in any material respect this Certificate of Designation, or (B) if the Indemnified Parties suffer Losses in excess of $3,000,000 in the aggregatebased upon, arising out of or otherwise in respect of a breach of a covenant, representation or warranty of GulfWest (or successor) under any Transaction Document. In the case of such redemption (a “Mandatory Redemption” and, together with an

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Optional Redemption, a “Redemption”), the Company shall redeem each share of Series G Preferred Stock for cash for an amount equal to the Preferred Liquidation Preference (the “Mandatory Redemption Price” and, together with the Optional Redemption Price, the “Redemption Price”). Notwithstanding the foregoing, to the extent the redemption payments made to the Indemnified Parties as a result of the actions described above is equal to the Indemnified Party’s Losses, no further claims may be made under the Transaction Documents with respect to such Losses.

“Change of Control” means the occurrence of any of the following events: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule l3d-3 under the Exchange Act), other than an Oaktree Party, directly or indirectly, of more than 50% of the total voting power of the outstanding capital stock of the Company having the right to vote ordinarily on the election of directors (“Voting Stock”); (ii) the Company is merged with or into or consolidated with another person or entity and, immediately after giving effect to the merger or consolidation, (a) less than 50% of the total voting power of the outstanding Voting Stock of the surviving or resulting person or entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Exchange Act) in the aggregate by the stockholders of the Company immediately before such merger or consolidation, and (b) any “person” or “group” (as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than an Oaktree Party, has become the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the surviving or resulting person or entity; (iii) the Company, either individually or in conjunction with one or more of its subsidiaries, sells, assigns, conveys, transfers, leases, or otherwise disposes of, or one or more of its subsidiaries sells, assigns, conveys, transfers, leases or otherwise disposes of, all or substantially all of the assets of the Company and its subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including capital stock of the Company’s subsidiaries, to any person or entity (other than the Company or a wholly owned subsidiary); or (iv) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office. “Oaktree Party” means each of Oaktree Capital Management, OCM Principal Opportunities Fund III, L.P., OCM Principal Opportunities Fund IIIA, L.P., Holdings and any of the respective Permitted Transferees. “Permitted Transferee” means as to any person or entity, (i) any general partner or managing member of such person or entity or (ii) any partnership, limited partnership, limited liability company, corporation or other entity organized, formed or incorporated and managed or controlled by such person or entity, its general partner or managing member as a vehicle for purposes of making investments.

(c)       Upon a Redemption, a notice of Redemption (“Redemption Notice”) will be delivered within 10 days (or within 60 days from the Triggering Event if the Company elects to make an Optional Redemption) by or on behalf of the Company to the Holders

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that will (i) set forth the proposed initial date for such Redemption, which date shall be (x) no less than 60 and no more than 90 days from the date the Redemption Notice is delivered upon an Optional Redemption and (y) no less than 30 and no more than 60 days from the date the Redemption Notice is delivered upon a Mandatory Redemption (the “Redemption Date”), (ii) notify the Holders that the Series G Preferred Stock is being called for Redemption (iii) state the place or places at which such shares of Series G Preferred Stock will, upon presentation and surrender of the certificate or certificates evidencing such shares, be redeemed and the Redemption Price, and (iv) state the name and address of the Redemption Agent selected. Upon receipt of the Redemption Notice and to receive the Redemption Price, a Holder shall cause to be delivered to the Company (a) the certificates representing the shares of Series G Preferred Stock to be redeemed (or delivery of a customary affidavit of loss with an indemnity reasonably satisfactory to the Company) and (b) transfer instrument(s) reasonably satisfactory to the Company and sufficient to transfer such shares of Series G Preferred Stock to the Company free of any adverse interest.

(d)       If a Redemption Notice is given in accordance with Section 8(c) then each Holder is entitled to all preferences and relative and other rights accorded by this Certificate of Designation with respect to the Series G Preferred Stock until and including the date before the Redemption Date.

(e)       If the Company fails to redeem the Series G Preferred Stock on the Redemption Date, then in addition to all other remedies available to holders of Series G Preferred Stock, the Holders, shall have all rights available to them under this Certificate of Designation and, in preference to the Junior Securities, shall be entitled to receive quarterly cash dividends at the rate of 14.0% of the Preferred Liquidation Preference, per annum.

(f)        The Company may (i) act as the redemption agent or (ii) appoint as its agent, for the purpose of acting as the Company’ redemption agent, a bank or trust company in good standing, organized under the laws of the United States of America or any jurisdiction thereof and any replacement thereof or successors thereto. The Company or such appointed bank or trust company is hereinafter referred to as the “Redemption Agent.” Following such appointment, if any, and before any Redemption, the Company will deliver to the Redemption Agent irrevocable written instructions authorizing the Redemption Agent, on behalf and at the expense of the Company, to cause a Redemption Notice to be duly delivered in accordance with Section 8(c), as soon as practicable after receipt of such irrevocable instructions. All funds necessary for the Redemption will be deposited with the Redemption Agent, in trust, at least two business days before the Redemption Date, for the pro rata benefit of the Holders of the shares of Series G Preferred Stock. Neither failure to deliver any such notice to one or more Holders nor any defect in any notice will affect the sufficiency of the proceedings for Redemption as to other Holders.

(g)       From and after the Redemption Date, subject to Section 8(e), the shares of Series G Preferred Stock called for Redemption will no longer be deemed to be outstanding and all rights of the holders of such shares of Series G Preferred Stock will

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cease and terminate, except the right of the Holders, upon surrender of the certificate or certificates therefor, to receive the applicable Redemption Price. The deposit of monies in trust with the Redemption Agent by the Company will be irrevocable, except that the Company will be entitled to receive from the Redemption Agent the interest or other earnings, if any, earned on any monies so deposited in trust, and the holders of any shares of Series G Preferred Stock redeemed will have no claim to such interest or other earnings. Any balance of monies so deposited by the Company and unclaimed by the holders of the Series G Preferred Stock entitled thereto at the expiration of one year from the Redemption Date will be repaid, together with any interest or other earnings thereon, to the Company, and after any such repayment, the holders of the shares of Series G Preferred Stock entitled to the funds so repaid to the Company will look only to the Company for payment of the Redemption Price, without interest.

9.	Sinking Fund.

There will be no sinking fund for the payment of dividends or liquidation preferences on the Series G Preferred Stock or the redemption of any shares thereof.

10.	Protective Provisions.

So long as any shares of Series G Preferred Stock are outstanding, the Company will not, without obtaining the approval (by vote or written consent) of the Holders of a majority of the Series G Preferred Stock:

(a)       permit the amendment, modification or repeal of the Company’s Certificate of Incorporation or Bylaws, in either case whether by merger or otherwise, if such amendment or modification could reasonably be expected to adversely affect the Holders;

(b)       permit the amendment, modification, or repeal of this Certificate of Designation, whether by merger or otherwise;

(c)       issue, sell, or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any shares of Senior Stock or Parity Stock or reclassify or modify any Junior Stock or Parity Stock so as to become Senior Stock or Parity Stock;

(d)       declare or pay any dividend (other than dividends payable solely in Common Stock) or distribution on, or make any payment on account of, or set apart assets for a sinking or analogous fund to, or, purchase, redeem, defease, retire or otherwise acquire, any shares of any class of capital stock of the Company or any warrants or options to purchase any such capital stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any subsidiary of the Company (such declarations, payments, setting apart, purchases, redemptions, defeasances, retirements, acquisitions and distributions being referred to herein as “Restricted Payments”); provided, however, that the Company or any subsidiary of the Company may make Restricted Payments with respect to (i) any shares of Senior Stock

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or Parity Stock the issuance of which has been approved in accordance herewith, (ii) dividends on shares of Series E Preferred Stock (A) if such dividends are to be paid in cash, to the extent all dividends payable hereunder other than Deferred Dividends have been paid in full in cash and (B) if such dividends are to be paid in Common Stock as a result of the conversion of the Series E Preferred Stock, and (iii) dividends payable on the Series H Preferred Stock;

(e)       permit the amendment or modification of the Certificate of Designation for any other series of preferred stock of the Company; or

(f)        subject the Company to any transaction that would be a Change of Control.

With respect to actions by the Holders upon those matters on which the Holders may vote as a separate class, such actions may be taken without a stockholders meeting by the written consent of Holders who would be entitled to vote at a meeting having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which the Series G Preferred Stock is entitled to vote were present and voted. In addition, the Holders may call a special meeting of the Company’s stockholders upon the occurrence of the events described above by providing notice of the exercise of such right to the Company and the Company will take all steps necessary to hold such meeting as soon as practicable after the receipt of such notice.

11.	Preemptive Rights.

Holders of the Series G Preferred Stock shall not be entitled to any preemptive, subscription or similar rights in respect to any securities of the Company under this Certificate of Designation.

12.	The Company’s Dealings with Holders of the Series G Preferred Stock.

No payments shall be made to holders of Series G Preferred Stock, nor shall redemptions of Series G Preferred Stock be made, unless the right to receive such payments or participate in such redemptions are made available to all holders of Series G Preferred Stock on a pro rata basis based on the number of shares of Series G Preferred Stock such holder holds.

13.	Record Holders.

The Company may deem and treat the record holder of any shares of the Series G Preferred Stock as the true and lawful owner thereof for all purposes, and the Company shall not be affected by any notice to the contrary.

14.	Headings and Subdivisions.

The headings of the various subdivisions hereof are for convenience of reference only and will not affect the interpretation of any of the provisions hereof.

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15.	Notices.

Any notice required by the provisions hereof to be given to the holders of Series G Preferred Stock shall be deemed given if deposited in the United States Mail, first class postage prepaid, and addressed to each holder of record at his or her address appearing on the Company’s books. Any notice required by the provisions hereof to be given to the Company shall be deemed given if deposited in the United States Mail, first class postage prepaid, and addressed to the Company at 480 North Sam Houston Parkway East, Suite 300, Houston, Texas 77060, or such other address as the Company shall provide in writing to the holders of Series G Preferred Stock.

16.	Severability of Provisions.

The rights, preferences and limitations of the Series G Preferred Stock set forth herein will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Certificate of Designation, as applied to any Holder or the Company or to any circumstance, is adjudged by a governmental body or arbitrator not to be enforceable in accordance with its terms, the governmental body or arbitrator making such determination may modify (and shall modify) the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

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